Exhibit 99.1

FOR RELEASE

Date: October 23, 2019
For Further Information Contact: Donald E. Gibson President & CEO (518) 943-2600 donaldg@tbogc.com

Michelle M. Plummer, CPA EVP, COO & CFO (518) 943-2600 michellep@tbogc.com

Greene County Bancorp, Inc. Reports 11.0% Increase in Net Income for the Quarter Ended
September 30, 2019, and Selected for the Sandler O’Neill Sm-All Stars Class of 2019

Catskill, N.Y. -- October 23, 2019-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the three months ended September 30, 2019, which is the first quarter of the Company’s fiscal year ending June 30, 2020.  Net income for the three months ended September 30, 2019 and 2018 was $4.9 million compared to $4.4 million, an 11.0% increase.  Earnings per share were $0.57 per basic and diluted share, for the three months ended September 30, 2019, and $0.51 per basic and diluted share, for the three months ended September 30, 2018.

Donald Gibson, President & CEO stated: “I am proud of our continued strong performance in this very difficult interest rate environment. I am also proud to be recognized by Sandler O’Neill, as a member of their Sm-All Stars Class of 2019, for the third consecutive year, as one of the highest performing institutions in the country. According to Sandler O’Neill, in order to earn Sm-All Star status, companies needed to have a market cap below $2.5 billion and clear numerous hurdles related to growth, profitability, credit quality, and capital strength. The objective is to identify the top performing small-cap banks and thrifts in the country.”

Selected highlights for the three months ended September 30, 2019 are as follows:

Net Interest Income and Margin
•
Net interest income increased $843,000 to $10.5 million for the three months ended September 30, 2019 from $9.7 million for the three months ended September 30, 2018. The increase in average loan and securities balances had the greatest impact on net interest income when comparing the three months ended September 30, 2019 and 2018, which was complemented by an increase in the yield on interest-earning assets during the September 30, 2019 quarter. Average loan balances increased $79.4 million and the yield on loans increased 10 basis points when comparing the three months ended September 30, 2019 and 2018.   Average securities increased $42.7 million and the yield on such securities increased five basis points when comparing the three months ended September 30, 2019 and 2018. The increase in interest income was partially offset by an increase in interest expense primarily the result of increases in the rates paid on interest-bearing liabilities, most notably NOW deposit accounts.  The average balance of NOW deposits grew by $188.9 million, and the rate paid on these accounts increased by 41 basis points when comparing the three months ended September 30, 2019 and 2018.  This growth in higher costing deposits was the result of promotions within the Company’s newer markets targeting new business, municipal and retail customers.

•
Net interest rate spread and margin both decreased when comparing the three months ended September 30, 2019 and 2018.  Net interest spread decreased 18 basis points to 3.13% as compared to 3.31% when comparing the three months ended September 30, 2019 and 2018, respectively.  Net interest margin decreased 15 basis points to 3.26% for the three months ended September 30, 2019 as compared to 3.41% for the three months ended September 30, 2018.  The higher cost of interest-bearing liabilities, partially offset by growth in average loan and securities balances, led to the decrease in spread and margin when comparing the three months ended September 30, 2019 and 2018.

•
Net interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. Tax-equivalent net interest margin was 3.44% and 3.57% for the three months ended September 30, 2019 and 2018, respectively.

Asset Quality and Loan Loss Provision
•
Provision for loan losses amounted to $551,000 and $354,000 for the three months ended September 30, 2019 and 2018, respectively. This increase was due to the growth in gross loans, an increase in charge-off activity, as well as an increase in loans adversely classified.  Loans classified as substandard or special mention totaled $22.7 million at September 30, 2019, compared to $17.1 million at June 30, 2019, an increase of $5.6 million. During the three months ended September 30, 2019, the Company downgraded a construction loan to special mention as a result of project cost overruns and several delinquent payments. At September 30, 2019, this loan was performing.  Management continues to monitor this loan relationship closely.  Reserves on loans classified as substandard or special mention totaled $1.9 million at September 30, 2019 compared to $1.5 million at June 30, 2019, an increase of $362,000.  No loans were classified as doubtful or loss at September 30, 2019 or June 30, 2019. Allowance for loan losses to total loans receivable was 1.64% at September 30, 2019, and 1.65% at June 30, 2019.

•
Net charge-offs amounted to $307,000 and $70,000 for the three months ended September 30, 2019 and 2018, respectively, an increase of $237,000. This increase in charge-off activity was primarily within the commercial loan and residential real estate portfolios.

•
Nonperforming loans amounted to $3.5 million and $3.6 million at September 30, 2019 and June 30, 2019, respectively. At September 30, 2019 and June 30, 2019, respectively, nonperforming assets were 0.27% and 0.29% of total assets, and nonperforming loans were 0.44% and 0.46% of net loans. At September 30, 2018, nonperforming assets to total assets were 0.29% and nonperforming loans to net loans were 0.47%.

Noninterest Income and Noninterest Expense
•
Noninterest income increased $214,000, or 10.4%, and totaled $2.3 million and $2.1 million for the three months ended September 30, 2019 and 2018. This increase was primarily due to increases in debit card fees and service charges on deposit accounts resulting from continued growth in the number of checking accounts with debit cards. Investment services income also increased during the period due to higher sales volume of investment products.

•
Noninterest expense increased $461,000 or 7.7%, to $6.4 million for the three months ended September 30, 2019 as compared to $6.0 million for the three months ended September 30, 2018. This increase was primarily due to an increase in salaries and employee benefits expenses, resulting from additional staffing for the addition of a new branch located in Woodstock, New York during the three months ended September 30, 2018 and the addition of a new branch located in Kinderhook-Valatie, New York during the three months ended September 30, 2019. As the Company continues to grow, staffing was also increased to support the growth. New positions were added to several departments including, lending, customer service, municipal banking, corporate cash management, BSA & operational support, and investment center. This increase was partially offset by a decrease in FDIC insurance premiums.  In January 2019, the FDIC provided notification to the Company that a credit in the amount of $177,144 was calculated for The Bank of Greene County, and a credit in the amount of $91,090 was calculated for Greene County Commercial Bank, based on a change in assessments under FDIC regulations resulting from the Deposit Insurance Fund Reserve Ratio reaching 1.36%.  The Deposit Insurance Fund reserve ratio was above 1.38% as of June 30, 2019, and therefore, the FDIC offset regular deposit insurance assessments with credits on the September 2019 invoice.  The Company received a credit totaling $108,000 during the three months ended September 30, 2019.  This credit was applied against FDIC insurance premiums expense.

Income Taxes
•
Provision for income taxes directly reflects the expected tax associated with the pre-tax income generated for the given year and certain regulatory requirements.  The effective tax rate was 16.1% for the three months ended September 30, 2019, compared to 18.8% for the three months ended September 30, 2018.  The statutory tax rate is impacted by the benefits derived from tax exempt bond and loan income, the Company’s real estate investment trust subsidiary income, as well as the tax benefits derived from premiums paid to the Company’s pooled captive insurance subsidiary to arrive at the effective tax rate.

Balance Sheet Summary
•	Total assets of the Company were $1.4 billion at September 30, 2019 and $1.3 billion at June 30, 2019, an increase of $140.3 million, or 11.0%.
•
Securities available-for-sale and held-to-maturity increased $36.9 million, or 8.6%, to $463.8 million at September 30, 2019 as compared to $426.9 million at June 30, 2019. This increase was the result of an increase in municipal deposits and the need to collateralize the uninsured portion of these deposits. Securities purchases totaled $90.3 million during the three months ended September 30, 2019 and consisted of $64.3 million of state and political subdivision securities and $22.1 million of mortgage-backed securities, $3.0 million of corporate securities, and $875,000 of other securities. Principal pay-downs and maturities during the three months amounted to $52.9 million, of which $8.6 million were mortgage-backed securities, $36.1 million were state and political subdivision securities, and $8.2 million were U.S. government sponsored enterprises.

•
Net loans receivable increased $19.8 million, or 2.5%, to $805.5 million at September 30, 2019 from $785.7 million at June 30, 2019.  The loan growth experienced during the three months consisted primarily of $12.4 million in commercial construction loans, $2.5 million in commercial real estate loans, $4.1 million in commercial loans, $915,000 in residential construction and land loans, and $429,000 in multi-family real estate loans.  This growth was partially offset by a $557,000 decrease in residential real estate loans, and $244,000 increase in allowance for loan losses.

•
Deposits totaled $1.3 billion at September 30, 2019 and $1.1 billion at June 30, 2019, an increase of $142.6 million, or 12.7%. Noninterest-bearing deposits increased $8.0 million, or 7.4%, and NOW deposits increased $144.6 million, or 22.3%, and certificates of deposits increased $401,000, when comparing September 30, 2019 and June 30, 2019.  These increases were offset by a decrease in money market deposits of $4.1 million, or 3.6%, and a decrease in savings deposits of $6.4 million, or 3.0%, when comparing September 30, 2019 and June 30, 2019. Typically deposits increase during the first quarter of the Company’s fiscal year as a result of an increase in municipal deposits at Greene County Commercial Bank, primarily from tax collection, and new account relationships.

•
Borrowings for the Company amounted to $13.6 million of term borrowings, with the Federal Home Loan Bank of New York, at September 30, 2019, compared to $8.0 million of overnight borrowings and $13.6 million of term borrowings, with the Federal Home Loan Bank of New York, at June 30, 2019.

•
Shareholders’ equity increased to $116.5 million at September 30, 2019 from $112.4 million at June 30, 2019, resulting primarily from net income of $4.9 million, partially offset by dividends declared and paid of $432,000 and an increase in other accumulated comprehensive loss of $271,000.  On September 17, 2019, the Board of Directors of the Company adopted a stock repurchase program.  Under the repurchase program, the Company may repurchase up to 200,000 shares of its common stock.  Repurchases will be made at management’s discretion at prices management considers to be attractive and in the best interests of both the Company and its stockholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance.  At September 30, 2019, no shares have been repurchased.

Greene County Bancorp, Inc. is the direct and indirect holding company, respectively, for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  Our primary market area is the Hudson Valley in New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

(END)

Greene County Bancorp, Inc.
Consolidated Statements of Income, and Selected Financial Ratios (Unaudited)

	At or for the three months Ended September 30,
(Dollars in thousands, except per share data)	2019	2018
Interest income	$12,608	$10,997
Interest expense	2,108	1,340
Net interest income	10,500	9,657
Provision for loan losses	551	354
Noninterest income	2,266	2,052
Noninterest expense	6,422	5,961
Income before taxes	5,793	5,394
Tax provision	930	1,014
Net Income	$4,863	$4,380

Basic EPS	$0.57	$0.51
Weighted average shares outstanding	8,537,814	8,537,814
Diluted EPS	$0.57	$0.51
Weighted average diluted shares outstanding	8,537,814	8,537,814
Dividends declared per share	$0.11	$0.10

Selected Financial Ratios
Return on average assets[1]	1.49%	1.52%
Return on average equity[1]	17.00	17.92
Net interest rate spread[1]	3.13	3.31
Net interest margin[1]	3.26	3.41
Fully taxable-equivalent net interest margin[2]	3.44	3.57
Efficiency ratio[3]	50.31	50.91
Non-performing assets to total assets	0.27	0.29
Non-performing loans to net loans	0.44	0.47
Allowance for loan losses to non-performing loans	381.71	363.39
Allowance for loan losses to total loans	1.64	1.67
Shareholders’ equity to total assets	8.27	8.39
Dividend payout ratio[4]	19.30	19.61
Actual dividends paid to net income[5]	8.88	19.50
Book value per share	$13.65	$11.67

1 Ratios are annualized when necessary.
2 Interest income calculated on a taxable-equivalent basis includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income.  The rate used for this adjustment was 21% for federal income taxes and 3.32% for New York State income taxes for the period ended September 30, 2019 and 2018. The following table summarizes the adjustments made to arrive at the fully taxable-equivalent net interest margin.

	For the three months ended September 30,
(Dollars in thousands)	2019	2018
Net interest income (GAAP)	$10,500	$9,657
Tax-equivalent adjustment	571	473
Net interest income (fully taxable-equivalent basis)	$11,071	$10,130

Average interest-earning assets	$1,286,966	$1,134,102
Net interest margin (fully taxable-equivalent basis)	3.44%	3.57%

3 The efficiency ratio has been calculated as noninterest expense divided by the sum of net interest income and noninterest income.
4 The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the Company’s majority shareholder, owning 54.0% of the shares outstanding.
5 Dividends declared divided by net income.  The MHC waived its right to receive dividends declared during the three months ended September 30, 2019.  The MHC’s ability to waive the receipt of dividends is dependent upon annual approval of its members as well as receiving the non-objection of the Federal Reserve Board.

The above information is preliminary and based on the Company’s data available at the time of presentation.

Greene County Bancorp, Inc.
Consolidated Statements of Financial Condition (Unaudited)

	At September 30, 2019	At June 30, 2019
(Dollars In thousands, except share data)
Assets
Total cash and cash equivalents	$110,852	$29,538
Long term certificate of deposit	3,626	2,875
Securities- available for sale, at fair value	159,263	122,728
Securities- held to maturity, at amortized cost	304,582	304,208
Equity securities, at fair value	251	253
Federal Home Loan Bank stock, at cost	1,399	1,759

Gross loans receivable	818,176	798,105
Less: Allowance for loan losses	(13,444)	(13,200)
Unearned origination fees and costs, net	807	833
Net loans receivable	805,539	785,738

Premises and equipment	13,336	13,255
Accrued interest receivable	5,970	5,853
Foreclosed real estate	303	53
Prepaid expenses and other assets	4,599	3,202
Total assets	$1,409,720	$1,269,462

Liabilities and shareholders’ equity
Noninterest bearing deposits	$115,474	$107,469
Interest bearing deposits	1,147,736	1,013,100
Total deposits	1,263,210	1,120,569

Borrowings from FHLB, short term	-	8,000
Borrowings from FHLB, long term	13,600	13,600
Accrued expenses and other liabilities	16,381	14,924
Total liabilities	1,293,191	1,157,093
Total shareholders’ equity	116,529	112,369
Total liabilities and shareholders’ equity	$1,409,720	$1,269,462
Common shares outstanding	8,537,814	8,537,814
Treasury shares	73,526	73,526

The above information is preliminary and based on the Company’s data available at the time of presentation.